Exhibit 10.74

RACKABLE SYSTEMS, INC.

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “First Amendment”) dated December 23, 2008 (the “Effective Date”) is executed by and between Rackable Systems, Inc., a Delaware corporation (the “Company”), and Anthony Carrozza (the “Executive”). The Company and the Executive are each individually referred to in this Amendment as a “Party” and are collectively referred to in this Amendment as the “Parties.”

RECITALS

A. Executive and the Company have entered into an Employment Agreement dated January 24, 2008 (the “Employment Agreement”).

B. The Parties desire to further amend Employment Agreement as follows.

AGREEMENT

In consideration of the mutual promises and covenants set forth in this First Amendment, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to Employment Agreement. The Parties agree that upon the Effective Date, Employment Agreement is hereby amended as follows:

1.1 The first sentence of Section 8 is hereby amended to read in its entirety as follows:

“If, within 12 months following a Change in Control, your employment is terminated by the Company without Cause, or by you for Good Reason, and such termination of employment constitutes a “separation from service” within the meaning of the Treas. Reg. §1.409A-1(h)(1), without regard to any alternative definitions thereunder; and if you sign, date, return to the Company and allow to become effective a release of all claims in a form satisfactory to the Company in its sole discretion (the “Release”) (provided that the effective date of such Release shall be no later than sixty (60) days following your termination of employment); then in lieu of any Severance Benefits set forth in Section 10 herein, you shall be entitled to receive the following severance benefits (the “Change in Control Severance Benefits”):”

1.2 The last sentence of Section 8(b) is hereby amended to read in its entirety as follows:

“The severance pay will be subject to required payroll deductions and withholdings, and will be paid in twenty-six (26) equal installments over a period of twelve (12) months, with such payments made on the Company’s normal payroll schedule; provided, however, that any payments delayed pending the effective date of the Release shall be paid in arrears on the payroll date next following such effective date; and”

1.3 The first sentence of Section 9 is hereby amended to read in its entirety as follows:

“If, at any time other than during the 12 month period following a Change in Control, your employment is terminated by the Company without Cause, or by you for Good Reason, and such termination of employment constitutes a “separation from service” within the meaning of the Treas. Reg. §1.409A-1(h)(1), without regard to any alternative definitions thereunder; and if you sign, date, return to the Company and allow to become effective a release of all claims in a form satisfactory to the Company in its sole discretion (the “Release”) (provided that the effective date of such Release shall be no later than sixty (60) days following your termination of employment); then you shall be entitled to receive the following severance benefits (the “Severance Benefits”):”

1.4 The second sentence of Section 9(a), is hereby amended to read in its entirely as follows:

“The severance pay will be subject to required payroll deductions and withholdings, and will be paid in thirteen (13) equal installments over a period of six (6) months, with such payments made on the Company’s normal payroll schedule; provided, however, that any payments delayed pending the effective date of the Release shall be paid in arrears on the payroll date next following such effective date.”

1.5 Section 11, “Deferred Compensation”, is hereby amended to read in its entirety as follows:

“If the Company (or, if applicable, any successor entity thereto) determines that the severance payments and benefits provided to you hereunder (any such payments, the “Agreement Payments”) constitute “deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (together, with any state law of similar effect, “Section 409A”) and if you are a “specified employee” of the Company (or, if applicable, any successor entity thereto), as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, the timing of the Agreement Payments with be delayed as follows: on the earliest to occur of (1) the date that is six months and one day after the date of termination of your employment, and (2) the date of your death (such earliest date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (i) pay to you a lump sum amount equal to the sum of the Agreement Payments that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Agreement Payments had not been delayed pursuant to this Section 10(d) and (ii) commence paying the balance of the Agreement Payments in accordance with the applicable payment schedule set forth in this Agreement. Prior to the imposition of any delay on the Agreement Payments as set forth above, it is intended that (A) each installment of the Agreement Payments be regarded as a separate “payment” for purposes of Treas. Reg. §1.409A-2(b)(2)(i), (B) all Agreement Payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treas. Reg. §1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (C) the Agreement Payments consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treas. Reg. §1.409A-1(b)(9)(v).”

1.6 Section 12(b) is hereby amended to read in its entirety as follows:

“If a reduction in the Payment is to be made, the reduction in payments and/or benefits shall occur, in a manner necessary to provide you with the greatest economic benefit. If more than one manner of reduction yields the greatest economic benefit, the payments and benefits shall be reduced pro rata.”

1.7 Except as amended herein, Employment Agreement shall remain in full force and effect without modification.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the Effective Date.

RACKABLE SYSTEMS, INC.		ANTHONY CARROZZA

By:	/s/ MARK J. BARRENECHEA	By:	/s/ ANTHONY CARROZZA
Name:	Mark Barrenechea	Name:	Anthony Carrozza
Title:	President and CEO	Title:	SVP WW Sales and Marketing

Signature Date: December 30, 2008		Signature Date: December 29, 2008